Exhibit 10.1

Certain confidential portions of this Exhibit are omitted by means of marking such portions with brackets (“[****]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

MERCHANDISE LICENSE AGREEMENT

STANDARD TERMS AND CONDITIONS

THIS MERCHANDISE LICENSE AGREEMENT (this “Agreement”), including these Standard Terms and Conditions and all schedules and exhibits annexed hereto and incorporated by reference herein, is made as of October 26, 2026 (the “Effective Date”), between Rhino Entertainment LLC, a Warner Music Group company, a Delaware limited liability company, with an address at 777 South Santa Fe Ave., Los Angeles, California 90021 (“Licensor”), and Agassi Sports Licensing LLC, a Nevada corporation, with an address at 1120 N. Town Center Drive, Suite 160, Las Vegas, NV 89144 (“Licensee”).

RECITALS

WHEREAS, the individuals p/k/a “Grateful Dead” (“Grateful Dead”) are world-renowned recording artists, songwriters and performers with the highest reputations in these fields.

WHEREAS, Licensor is the master licensee of Grateful Dead Productions (“GDP”), which, in turn, is the owner of Grateful Dead’s recordings and performances, numerous trademarks, including, without limitation, the word and/or design marks “GRATEFUL DEAD”, “STEAL YOUR FACE”, “SKELETON AND ROSES” and “DANCING BEARS” and variations thereof, and the publicity and personality rights of Grateful Dead and its members (including, without limitation, names, nicknames, voices, identities and images) (collectively, the “Grateful Dead Brand”) used in connection with the identification, promotion and sale of superior quality products and services.

WHEREAS, Licensor controls the property identified in Schedule A attached hereto (the “Licensed Property”), including, but not limited to, certain copyright and/or trademark rights included therein.

WHEREAS, Licensee desires to license from Licensor the right to use the Licensed Property in connection with Licensee’s manufacture, sale, and distribution of the merchandise described in

Schedule A (the “Licensed Products”) in the territory (the “Territory”) and channels (the “Channels of Distribution” identified in Schedule A;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Licensor and Licensee (referred to at times as the “parties” or, individually, as a “party”) hereby agree as follows:

1. License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee the non-exclusive, non-transferable, non-assignable right to use the Licensed Property solely in connection with the manufacture, distribution and sale of the Licensed Product(s) and for Advertising and Promotion in the Territory during the Term (the “License”).

2. Licensed Product(s). Licensee shall be solely responsible for the manufacture, distribution, sale, and Advertising and Promotion of the Licensed Products and will bear all costs associated therewith.

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3. Advertising and Promotion.

(a) Licensee’s proposed marketing, advertising and promotion of the Licensed Product(s), including, without limitation, in advertisements, displays promotions and press releases through television, radio, print, digital media, online marketing, direct mail, in store placements, and any other format (collectively, the “Advertising and Promotion”) shall be subject to Approval and the other terms hereof. To the extent that Licensee desires to implement any digital/online marketing for the Licensed Products, Licensee shall submit to Licensor for Approval an overall digital marketing plan as well as the following with respect to each digital marketing campaign proposed to be implemented for any Licensed Products throughout the Term (each a “Campaign”): (i) nature, timing and length of each Campaign along with its territory and target demographics (including age, gender and income), and (ii) details with respect to each anticipated paid and/or sponsored social media post (each a “Paid Post”) during the Campaign, including the Paid Post’s reach (i.e., size and scope of the audience) and frequency (i.e., how many times a Paid Post will be served/seen by the audience).  Licensee further agrees that for any Approved Paid Post, Licensee shall have comments “turned off” so that customers cannot comment on such Paid Post.   To the extent any digital Advertising and Promotion gets serviced, promoted and/or posted without Licensor’s Approval, Licensee agrees to take down or delete the foregoing upon Licensor’s written request to do so.

(b) Licensee shall spend the amount set forth in Schedule A, if any, for Advertising and Promotion (the “Advertising Spend”). Approved expenditures with respect to the Advertising Spend shall include trade and consumer advertising, direct mail to consumers, “gift with purchase” (GWP), “purchase with purchase” (PWP) programs, trade shows, showroom, catalogs and other marketing initiatives approved by Licensor, in writing, as advertising and promotion. Licensee shall report to Licensor an accounting of the Advertising Spend, and the same shall be submitted with Licensee’s Royalty Statements and payments.

(c) In the event Licensee desires to use one or more URLs and/or social media accounts incorporating the Licensed Property, Licensee shall inform Licensor and Licensor shall register such URLs/social media accounts if and as it deems appropriate in its sole discretion at Licensee’s expense. For the avoidance of doubt, any such URLs/social media accounts are deemed Licensed Property hereunder notwithstanding any administrative access granted to Licensee during the Term and any Sell-Off Period.

4. Term. The Term shall consist of the period of time set forth in Schedule A unless terminated earlier as provided herein.

5. Territory and Channels of Distribution.

(a) Licensee’s rights herein shall be limited to the right to manufacture, distribute and sell the Licensed Product(s), and to engage in Advertising and Promotion, solely in the Territory and through the Channels of Distribution specified in Schedule A during the Term and as permitted herein. For purposes of this Agreement and Schedule “A”, reference to “D2C Sales” shall mean the sale of the Licensed Products by Licensee directly to consumers, and reference to “Wholesale Sales” shall mean the sale of Licensed Products to wholesalers for resale.

(b) Licensee shall not knowingly sell the Licensed Product(s) to persons or entities who intend or are likely to sell the Licensed Products outside the Territory or Channels of Distribution, provided that Licensee shall be permitted to manufacture the Licensed Product(s) outside of the Territory for distribution and sale within the Territory. Notwithstanding the foregoing, it shall not be a breach hereof if an Approved wholesale customer sells off Licensed Products through its outlet mall stores or if Online and E-Tailer wholesale customers sell Licensed Products to their customers outside the United States.

(c) Except as otherwise specified in Schedule A, Licensee shall not knowingly or directly sell or distribute the Licensed Product(s) door-to-door or via direct mail or telephone order response, to discount or off-price stores including, without limitation, through off-price catalog or Internet retailers, or in or to any store selling to the public in so-called “outlet malls” or similar markets without Approval.

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(d) Licensee shall not distribute the Licensed Product(s) without charge, on any so-called “barter” basis, as a give-away (other than through an Approved GWP or PWP program), by special sale, as a premium of any kind or as a prize or attraction as part of any fundraiser, or in connection with any bundling or sampling arrangement, sweepstakes, contest or lottery, without Approval.

(e) Notwithstanding anything to the contrary herein, Licensee agrees to use commercially reasonable efforts to make available the Licensed Products for purchase by Licensor for re-sale solely through www.dead.net and/or other channels of distribution controlled by Licensor. The price for any such Licensed Products sold to Licensor will be [****] of the applicable manufacturer’s suggested retail price unless otherwise agreed between the parties. Licensee will not be obligated to pay a Royalty on such sales to Licensor.

6. Advance and Guarantee.

(a) Advance. Simultaneously with the execution and delivery of this Agreement, Licensee shall pay to Licensor a non-refundable advance in the amount (if any) set forth in Schedule A (“Advance”), which shall be recoupable against Royalties as set forth in Schedule A. Payment of the Advance is a condition precedent to the License.

(b) Guarantee. Licensee hereby guarantees that, during the Term, Licensee’s Royalty payments to Licensor shall be no less than the amount (if any) set forth in Schedule A, inclusive of the Advance (“Guarantee”). In the event Royalty payments for any applicable period are less than the Guarantee for such period, Licensee shall remit to Licensor at the time the final Royalty payment is made for the applicable period, the amount which is the difference between the Guarantee and any Royalty payments previously made.

7. Royalty.

(a) Licensee shall pay to Licensor royalties at the royalty rate(s) set forth in Schedule A based on Licensee’s Net Sales for all Licensed Product(s) sold (“Royalty(ies)”).

(b) A Royalty obligation shall accrue upon the sale of the Licensed Product(s) regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product will be considered sold upon the date when such Licensed Product is invoiced. “Net Sales” means “Net Wholesale Sales” and “Net D2C Sales”. “Net Wholesale Sales” means the gross invoice amount billed to Licensee’s customers of the Licensed Product(s) (“Gross Sales”) less (i) bona fide trade discounts, mark down allowances, and similar deductions, and less any bona fide returns and credits in lieu of returns (i.e., all returns actually made or allowed as supported by documentation reasonably acceptable to Licensor), provided the foregoing are collectively limited to no more than an amount equal to [****], and (ii) sales taxes and freight paid by the customer. “Net D2C Sales” means Gross Sales less (iii) bona fide returns, limited to no more than an amount equal to [****], and (iv) sales taxes and shipping costs paid by the customer. The amount paid to Licensor as a Royalty on any sale to Licensee’s parent, subsidiaries or affiliates shall in no event be less than the amounts paid on sales to customers not related to Licensee. Royalties shall not be payable on any samples required to be provided to Licensor hereunder.

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(c) Licensee shall pay all amounts due to Licensor in United States Dollars. Except as specified in Section 7(b) herein, no deduction shall be made for any reason including, without limitation, expenses related to currency exchange or for cash or other discounts, uncollectible accounts or for costs incurred in the development, design, manufacture, distribution, sale, Advertising and Promotion or exploitation of the Licensed Product(s). All taxes, levies or other charges imposed in the Territory in connection with the rights granted hereunder shall be paid by Licensee, and no deductions for such taxes, levies or charges shall be made from amounts due Licensor herein.

(d) As a common marketing fund contribution (“CMFC” to the Licensor’s related product marketing expense, each Royalty period, Licensee shall pay Licensor a certain percentage (if any) of Licensee’s Net Sales for such Royalty period, as set forth in Schedule A. The amount paid shall be used by Licensor for the promotion of the Licensed Property as Licensor shall determine in its sole discretion. Any required CMFC payments must be paid to Licensor concurrently with the payment of Royalties to Licensor.

8. Royalty Statements and Payments.

(a) Licensee shall, within thirty (30) days after each March 31, June 30, September 30 and December 31 during the Term, furnish Licensor with a complete statement, certified to be accurate by an authorized representative of Licensee, specifying the Territory, a description of the Licensed Product(s), a description of the Licensed Property used therein or thereon, the amount of Royalties due to Licensor, the following additional information cross-referenced against the applicable “sku” number(s): the wholesale price, invoice price, quantity invoiced and Royalty rate, and the following additional information: permitted deductions (including the amount and quantity related thereto) as set forth in Section 7 (“Royalty Statement(s)”). Royalty Statements shall be submitted by electronic mail to Licensor’s designated electronic mail address. The total amount shown to be payable to Licensor shall be paid simultaneously via ACH as directed by Licensor.

(b) Interest, compounded monthly, at the rate of [****] (or, if not legally permissible, then at the then maximum legal interest rate) shall accrue on any amount due to Licensor from and after the date upon which said payment is due until the date payment is actually received by Licensor. Licensor’s receipt or acceptance of any Royalty Statement or Royalty payment pursuant to this Agreement shall not preclude Licensor from questioning the correctness thereof at any time or exercising any of its rights related thereto. In the event that any inconsistencies or mistakes are discovered in any Royalty Statement or Royalty payment, Licensee shall immediately rectify such inconsistencies or mistakes and shall pay the appropriate Royalty to Licensor, if applicable.

9. Records and Audit. Licensee shall maintain and keep (at Licensee’s principal place of business and at its sole expense) accurate books and records covering all matters and transactions relating to the License and this Agreement. Licensor or its duly authorized representative(s) shall have the right, upon reasonable notice (no less than twenty (20) business days) and at reasonable hours of the day, to examine, copy and otherwise audit said books, records and all other documents and materials in the possession or under the control of Licensee with respect to the License and this Agreement, provided Licensor shall use best reasonable efforts to minimize any interference with Licensee’s regular business activities. Licensee shall maintain and keep all such books and records available for at least three (3) years after the expiration or earlier termination of this Agreement. If any audit discloses deficiencies, said amount shall be paid to Licensor and if any audit performed at Licensor’s expense discloses deficiencies of [****] or more of the total amount of Royalties paid to Licensor for the time period being audited, Licensee shall reimburse Licensor for the actual reasonable out-of-pocket costs of such audit; provided Licensee reserves the right to dispute or challenge the results of any such audit and provided further that no contingency fees shall be permitted in connection with any such audit. Further, if any audit discloses that Licensee has knowingly and intentionally impermissibly shipped any Licensed Product(s) outside the Territory or outside the Channels of Distribution, then Licensor shall, without waiving any other rights or remedies, be entitled to recover from Licensee an amount equal to [****] from the sale of such Licensed Product(s).

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10. Quality Assurance and Control.

(a) Licensee acknowledges that the maintenance of the quality of the Licensed Product(s), and the control by Licensor over the nature, quality and manner of distribution of all the Licensed Product(s), are material conditions of this Agreement. Accordingly, Licensee agrees that the Licensed Product(s) (including all packaging, labels and hangtags for the Licensed Product(s) (“Packaging”) and Advertising and Promotion) shall: (i) be of high quality for the targeted market segments in design, material and workmanship and shall be merchantable and fit for the intended use herein; (ii) comply with all approvals procedures, product standards and/or quality guidelines specified by Licensor herein and from time to time; (iii) not contain any injurious, deleterious or defamatory material, writing or images; (iv) in all respects, given proper use, be safe to consumers; and (v) be in compliance with all applicable laws and other legal obligations of or in the Territory including, without limitation, local, state and federal directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common law and any conventions and treaties to which the United States or any legal subdivision thereof is a party, including, without limitation, those related to consumer safety, harmful animal testing practices, the use of child labor, prison labor, unfair or discriminatory labor practices or any other wage, hour, health and safety or environmental matter (individually and collectively, “Law” or “Laws”).

(b) Further, Licensee shall not sell the Licensed Products under or advertise the Licensed Products to, or otherwise engage in any commercial manner with, any person whose policies of sale, manufacturing, distribution or advertising are illegal.

(c) Licensee shall provide all information reasonably requested by Licensor regarding the design, testing, manufacture, quality control, storage and shipment of the Licensed Product(s). Licensee shall remedy any actual or suspected Licensed Products material defects or discrepancies, and any failure to comply with the terms and conditions of this Agreement, by replacing, at no additional cost to Licensor, any units of Licensed Products that fail to materially conform to the requirements of this Agreement, or by removing any non-conforming units from the marketplace. Licensee also shall accept returns of any such units of Licensed Products from customers and consumers.

11. Approvals.

(a) Right of Approval. The Licensed Product(s), Packaging and all Advertising and Promotion and all elements and portions thereof shall be submitted as specified below to Licensor for Licensor’s Approval. “Approval(s)” or “Approved”, as used herein, shall mean Licensor’s prior written consent (which shall be communicated via Licensor’s approval platform or email), which may be given or withheld in Licensor’s sole and reasonable discretion. Licensor shall use commercially reasonable efforts to respond to Licensee’s submissions for Approval within ten (10) business days (except such time period shall be five business (5) days in connection with social media posts and similar online Advertising and Promotional activities); provided, however, that Licensor’s silence or failure to respond to a request for approval shall in no event be deemed Approval. In no event shall Licensee use, reproduce, distribute, sell, disseminate or otherwise exploit, in any manner or for any purpose, the Licensed Product(s), the Packaging or the Advertising and Promotion or any element or portion thereof, without Approval. After an Approval has been granted by Licensor, continued use by Licensee for the same use shall be permitted so long as there are not material variations. Any material modification or variation of the Approved Licensed Product(s), the Approved Packaging or Approved Advertising and Promotion or any element or portion thereof, shall be resubmitted to Licensor for Licensor’s Approval. Approval of an element for a particular Licensed Product does not imply Approval of such element for use in connection with a different Licensed Product. Any Approval shall not waive, diminish or negate Licensee’s indemnification obligations to Licensor herein.

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(b) Approval Process.

(i) Licensee shall create and electronically deliver to Licensor each proposed design for the Licensed Product(s) (“Designs”). Licensee shall make any changes to the Designs as reasonably requested by Licensor and deliver new Designs to Licensor until such Designs are Approved (unless Licensee elects not to use the subject Design based on the requested change). Upon Approval of the Designs, Licensee shall produce and deliver to Licensor a prototype for each Design (“Prototypes”). Licensee shall make any changes to the Prototypes reasonably requested by Licensor and deliver new Prototypes for each Licensed Product to Licensor until such Prototypes are Approved (unless Licensee elects not to proceed with the subject proposed Licensed Products based on the requested change). Approval of the Prototypes shall authorize the commencement of commercial production. The Licensed Product(s) shall not differ in any material respect from the Approved Prototype, subject to the limitations of the manufacturing process.

(ii) During commercial production, Licensee agrees that Licensor shall have the right to receive, at Licensee’s expense, production samples of each Licensed Product (“Production Samples”) at random from production runs from time to time as Licensor may reasonably request in order to assure that proper quality control has been established by Licensee.

(iii) In the event that any Production Sample does not receive Approval during the commercial production period, Licensee shall suspend commercial production of the applicable Licensed Product(s) until such time as Licensor has Approved a revised Production Sample. Licensor may additionally require that the Licensed Product(s) be immediately recalled if it believes in its reasonable judgment that the Licensed Product(s) are detrimental to the goodwill of Licensor. The Licensed Product(s) shall not differ in any material respect from the Approved Production Samples.

(iv) Licensee shall produce and electronically deliver to Licensor for Approval prior to production and/or use thereof all concepts, designs and samples of any Packaging or Advertising and Promotion that Licensee intends to use in relation to the packaging, marketing, distribution and sale of the Licensed Product(s). Licensee shall not distribute or disseminate any Packaging or Advertising and Promotion unless and until Licensor has Approved the same, and the Packaging and Advertising and Promotion shall not differ in any material respect from the Approved Packaging and Advertising and Promotion. All Packaging and Advertising and Promotion shall bear the Licensed Property unless otherwise mutually agreed by the Parties.

(c) Licensee shall, at its expense, forward ten (10) sets of Approved Production Samples of each Licensed Product stock keeping unit (“sku”) with Packaging, along with the Advertising and Promotion, to Licensor. Licensor shall have the right to purchase additional Licensed Product(s) at Licensee’s most favorable discounted price and Licensor shall have no restriction on the use, distribution, promotion or other exploitation of any such Licensed Products purchased by Licensor (provided, however, that purchases for Licensor’s re-sale shall be governed by Section 5(e)). Licensee will not be obligated to pay a Royalty on the sale of Licensed Products to Licensor pursuant to this subsection.

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12. No Sublicense; Third Party Manufacturing.

(a) Licensee shall not be entitled to sublicense any of its rights under this Agreement. In the event the Licensed Product(s) are to be designed, manufactured, supplied, warehoused, distributed, or shipped by a third party (collectively, “Manufacturer(s)”), Licensee shall require that its Manufacturer(s) agrees to be bound by all terms and conditions in this Agreement applicable to its function as Manufacturer of the Licensed Product(s) (subject to the confidentiality provisions herein). Except as otherwise set forth herein (or in a related manufacturer agreement), in no event shall Manufacturer(s) be entitled to grant any rights to subcontractors. It is understood that certain Licensed Products shall be manufactured and distributed by [****] and [****] is deemed an Approved Manufacturer therefor. The use of [****] or any other Manufacturer for the Licensed Products shall not be considered an impermissible sub-license or a prohibited delegation hereunder. Licensee shall, and shall cause [****] or any other Approved Manufacturer of the Licensed Products to, execute Licensor’s form manufacturer agreement. Notwithstanding anything to the contrary herein, [****].

(b) Licensee agrees to strictly enforce against its Manufacturer(s)all of the applicable provisions in this Agreement for the protection of Licensor and to advise Licensor of any violations thereof by any Manufacturer(s). Licensee shall take all actions necessary to halt such violations as promptly as practicable at Licensee’s sole expense. Licensee shall, upon written demand by Licensor, terminate any Manufacturer whose uncured act or omission which, if taken by Licensee, would constitute a breach of this Agreement as promptly as practicable under the circumstances; provided, however, that with respect to an alleged violation by a subcontractor [****]. Without limiting the foregoing, Licensee shall be responsible to Licensor for any such breach by its Manufacturer(s) as if same had been committed or omitted by Licensee and shall fully compensate Licensor for any cost, expense or loss it sustains, provided that Licensor may not terminate this Agreement on account of any uncured breach by a Manufacturer.

13. Intellectual Property; Goodwill; Trademark and Copyright Notice.

(a) Intellectual Property.

(i) Subject to Section 13(a)(v) herein, any and all of the: (A) Licensed Property; and (B) to the extent such contain any element of Licensed Property, (i) Licensed Product(s), (ii) Packaging, (iii) Advertising and Promotion; (C) materials using or incorporating the Licensed Property whether provided or created by Licensor or Licensee for the design or production of the Licensed Product(s), Packaging or Advertising and Promotion, (“Materials”); (D) names, symbols, logos, phrases, trademarks, service marks and trade dress associated with the items described in clauses (A) through (C) owned by GDP (“Trademarks”); and (E) copyrightable or patentable subject matter incorporated into or combined with the items described in clauses (A) through (C) and all derivative works thereof (“Copyrights” and, together with the items described in clauses (A) through (E), collectively, the “Properties”), are and shall remain, as between Licensor and Licensee, the exclusive property of Licensor. Licensee’s use of the Properties hereunder shall in no way confer or imply a grant of rights, title or interest thereto; Licensee shall not, either during or after the Term, assert any claim to the Properties, dispute or contest Licensor’s and/or GDP’s exclusive ownership or the validity thereof, or knowingly and intentionally take any other action that could be detrimental to the Licensed Property.

(ii) Subject to Section 13(a)(v) herein, all artwork for the Licensed Products shall be and remain the property of Licensor, notwithstanding its creation or modification by Licensee, and shall be returned to Licensor after its use by Licensee, and Licensor may use, and license others to use, the same, subject only to the provisions of this Agreement; provided that Licensor agrees it will not use, or authorize any third party to use, any original, unique, protectable artwork created by Licensee specifically in connection with this Agreement that does not incorporate any of the Properties without the prior written consent of Licensee, not to be unreasonably withheld. Licensee specifically agrees that if it obtains photographs, artwork, or other material bearing the Licensed Property for use in creating the Licensed Products, it shall obtain from the photographer, artist or other creator thereof an assignment of all rights in favor of the Licensor. If Licensee creates or commissions the creation of any photographs, artwork or other material bearing the Licensed Property, Licensee agrees that same shall only be performed as a “work made for hire” commissioned by Licensee under a contract of service pursuant to which Licensee shall be deemed the “author” and proprietor thereof; and Licensee shall promptly thereafter assign all rights in and to such photographs, artwork or other material to Licensor, and Licensee shall execute any instruments requested by Licensor to accomplish or confirm the foregoing. Licensor shall have the right to execute all such instruments on behalf of Licensee in the event Licensee fails to execute such instruments within five (5) days following Licensor’s request therefor. Upon the termination or expiration of this Agreement, Licensee shall be deemed to have assigned, transferred, and conveyed to Licensor any trade rights, equities, good will, title or other rights in and to the Properties which may have been created or obtained by Licensee in connection with the rights licensed hereunder.

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(iii) Licensor shall have the sole and exclusive right, at its own expense, to seek and obtain trademark and copyright registrations and all other intellectual property protections for any and all of the Properties. Licensee shall reasonably cooperate with Licensor in Licensor’s preparation, execution, filing and prosecution of any applications, renewals or other required documentation, including without limitation, providing samples to Licensor at no cost to Licensor for use as specimens and informing Licensor of the first date of use in interstate commerce for the Licensed Product(s)).

(iv) At no time will Licensee, either during the Term or thereafter, register any word, design, logo or symbol confusingly similar to the Licensed Property including, without limitation, word marks containing the word “GRATEFUL” and/or “DEAD.”

(v) For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, Licensee retains all right, title, and interest in and to its names, trademarks, trade dress, logos, and other intellectual property that are incorporated into or on the Licensed Products, Packaging, and/or Advertising and Promotion, and nothing herein shall give Licensor any right, title, or interest therein. Furthermore, nothing herein shall give Licensor (or GDP) any rights in any intellectual property in the underlying designs of Licensed Products themselves, or the physical items comprising the Licensed Products separate from the use of the Properties.

(b) Goodwill. Licensee recognizes the great value of the publicity and goodwill associated with the Properties, acknowledges that they have acquired secondary meaning in the minds of the public and agrees that the Properties and the goodwill in them belong exclusively to Licensor. Any use of the Properties by Licensee hereunder shall inure to the benefit of Licensor. Licensee shall not, either during or after the Term, assert any claim to such goodwill or take any action that could be detrimental to such goodwill. Licensor recognizes the great value of the publicity and goodwill associated with Licensee, its name, trademarks and logos, and acknowledges that they have acquired secondary meaning in the minds of the public and agrees that goodwill in them belong exclusively to Licensee and Licensor shall not, either during or after the Term, assert any claim to such goodwill or take any action that could be detrimental to such goodwill.

(c) Trademark and Copyright Notices. When a Trademark is used on or in connection with the Licensed Product(s), Packaging and/or for Advertising and Promotion, Licensee (i) shall properly use the “™” or “®” designation as instructed by Licensor; and (ii) shall not use the Trademark as the generic name of the Licensed Product(s). Licensee shall affix the trademark and copyright notice and related information as instructed by Licensor on the labels and hangtags of each Licensed Product, and on all Packaging and Advertising and Promotion, all in a manner Approved by Licensor.

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14. Reserved Rights. Licensor reserves onto itself and/or its licensees or designees all rights now known or hereafter devised in and to the Properties throughout the universe in perpetuity. Except as otherwise may be set forth in Schedule A, nothing in this Agreement shall be construed to prevent Licensor from using or exploiting, or granting third parties the right to use or exploit, the Properties or goods bearing any likeness, characterization or representation thereof (including without limitation, on or in connection with articles similar and/or identical to the Licensed Product(s) and products directly or indirectly competitive with the Licensed Product(s)). Other than the rights granted herein, Licensee shall have no rights in or to the Properties or to exploit any goods or services utilizing the Properties or any likeness, characterization or representation thereof.

15. Protections. Licensee shall immediately notify Licensor in writing of any actual, alleged or suspected theft, misuse, infringement and/or unauthorized use of the Licensed Property and any similar harm thereto or to Licensor’s goodwill in connection therewith (collectively, “Harm”) which may come to Licensee’s attention. Should legal action against any third party in connection with such Harm be deemed necessary by Licensor, then Licensor shall have the sole and exclusive right to commence such legal proceedings or to require that Licensee undertake or join in any such proceedings at Licensor’s sole expense. With respect to all claims and suits to prevent against Harm in which Licensee or Licensor is a party, each shall have the right to employ counsel of its own choice, provided Licensor shall have the right to control the litigation and any settlement thereof. If Licensor elects to control such proceedings, it shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such suit. If, however, Licensor elects Licensee to control the litigation, all recoveries shall be applied first to reimburse all costs and expenses incurred in such action, including, without limitation, reasonable attorneys’ fees, and the balance shall be divided equally between Licensor and Licensee, Nothing herein shall be deemed to prevent Licensee from taking action, in its sole discretion, against any infringers of its intellectual property rights, including trademarks, used in connection with the Licensed Products.

16. Insurance.

(a) Licensee shall obtain and maintain in full force and effect during the Term and for a period of not less than [****] thereafter, at its sole cost and expense, the following insurance, or other suitable insurance as may be listed in Schedule A: (a) comprehensive general liability insurance (including, without limitation, coverage for bodily injury, personal and advertising injury, property damage, casualty loss and contractual and trademark liability) and (b) product liability insurance providing full indemnification and defense against any claims, liabilities, damages, demands and causes of action, actual or alleged, arising out of any defects in or use or misuse of the Licensed Product(s), with limits of not less than [****] per occurrence, [****] in the aggregate. Licensee shall also maintain workers’ compensation and employers’ liability insurance, where applicable, in accordance with local law.

Licensee’s insurance shall be carried by a licensed insurer with a rating in accordance with a Moody or Best rating of A (or its equivalent) or better.

(b) Within thirty (30) days following the execution of this Agreement by Licensee, it shall provide certificates of insurance to Licensor, certifying that Licensor and any other entity specified by Licensor have been added as additional insureds to each of the insurance policies set forth above (other than Licensee’s workers’ compensation policy) and that before any proposed cancellation or material modification in the coverage, Licensee will give Licensor not less than thirty (30) days prior written notice thereof. Upon receipt of any such notification, Licensor shall have the right to purchase replacement insurance from an insurance carrier of Licensor’s choice and charge Licensee for all costs thereof or terminate the Agreement unless Licensee provides Licensor with proof of having obtained replacement insurance within twenty-one (21) days from the date of such notification. Any claims covered by Licensee’s insurance policies shall not be offset or reduced in any amount whatsoever by any other insurance which Licensor, its parent, subsidiaries, affiliates or related companies, may independently maintain.

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17. Representations and Warranties.

(a) Licensee represents and warrants the following:

(i) Licensee is a company duly organized, validly existing and in good standing under the laws of the state and/or country of its principal office, with full power and authority to execute and deliver this Agreement and to perform its obligations herein.

(ii) Licensee shall comply with and act in accordance with: (A) all provisions of this Agreement; (B) all applicable Laws; and (C) any manufacturing, distribution, retail and marketing policies and strategies which are promulgated by Licensor and provided to Licensee from time to time consistent with the terms herein contained.

(iii) Licensee shall not create, incur or permit any encumbrance, lien, security interest, mortgage, pledge, assignment or other hypothecation upon the Properties or the license granted under this Agreement or permit the commencement of any proceeding or foreclosure action on the License or to obtain any assignment thereof.

(iv) There is no pending or threatened litigation which may affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated herein or Licensee’s ability to fully perform its obligations herein.

(v) Licensee shall not misuse or take any action or conduct its operations in such manner as to bring public ridicule, contempt, censure or disparagement upon the Properties and/or Licensor.

(vi) Licensee shall exercise its best reasonable efforts to manufacture sufficient quantities of the Licensed Product(s) to fill orders and to meet the market demand in the Territory, and shall diligently and continuously distribute and offer for sale the Licensed Product(s) and fulfill all orders for the Licensed Product(s). Licensee shall not manufacture quantities of the Licensed Product(s) during the Term which it does not reasonably expect to sell during the Term.

(vii) Subject to Section 13(a), in the event Licensee or its subcontractors, or any subsidiaries, employees or agents thereof, utilize photographs, artwork, lyrics, musical compositions or any other copyrighted materials, trademarks, patents, processes, methods or devices other than the Licensed Property on or in connection with the Licensed Products, then Licensee shall be solely responsible at its own cost for obtaining any and all consents, licenses and other permissions which may be required for using such third party materials, notwithstanding that Licensor might have approved the Licensed Products embodying or connected with such third party materials.

(b) Licensor represents and warrants the following:

(i) It controls the rights granted by it herein and, to the best of its knowledge, the exploitation of such rights as herein contemplated shall not violate or infringe upon the contractual or intellectual property rights of any third party.

(ii) It is a company duly organized, validly existing and in good standing under the laws of the state of its business address listed on the first page of this Agreement, with full power and authority to execute and deliver this Agreement and to perform its obligations.

(iii) Licensor shall comply with and act in accordance with: (A) all provisions of this Agreement; and (B) all applicable laws.

(iv) There is no pending or threatened litigation which may affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated herein, or Licensor’s ability to fully perform its obligations herein.

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(v) In the event Licensor’s master license agreement with GDP is terminated during the Term hereof for any reason other than an uncured default by Licensee, this Agreement shall be deemed a direct License of GDP on and after such termination.

(c) Licensor, GDP and their respective representatives do not make any warranties or representations as to the popularity, success, sales or continuing exploitation of or marketing and advertising budget with respect to the Licensed Property and make no warranty or representation as to the amount of gross sales, net sales or profits Licensee shall derive under this Agreement from the sale or distribution of the Licensed Product(s).

18. Indemnification.

(a) Licensee shall defend, indemnify and forever hold harmless Licensor, GDP and their respective officers, directors, shareholders, employees, agents, representatives, assigns and successors-in-interest (collectively, “Licensor Related Parties”) from and against any and all claims, liabilities, penalties, losses, costs, damages, demands, actions, causes of action, suits, proceedings, judgments and expenses including, without limitation, amounts paid in settlement, attorneys’ fees, court costs and other legal expenses (collectively, “Actions”) arising out of or related to: (i) the Licensed Product(s), Packaging, Advertising and Promotion and/or any Materials provided or created by Licensee; (ii) any act or omission of Licensee, its parents, subsidiaries, Manufacturers, contractors, designers, distributors and/or vendors and any of their respective officers, directors, shareholders, employees, agents, representatives, assigns and successors-in-interest relating to such entities’ use or misuse of the Properties; and (iii) the breach or alleged breach of any of Licensee’s representations, warranties and agreements set forth herein. Licensor shall notify Licensee promptly after it receives notice of any Action, and Licensee shall promptly assume Licensor’s defense at Licensee’s expense. In the event Licensee does not assume Licensor’s defense within fourteen (14) days of Licensor’s request thereof, Licensee shall be responsible for reasonable out of pocket costs expended by Licensor in connection with its defense until such time as Licensee assumes defense of the Action. Upon Licensee’s assumption of the defense, Licensor may participate in the defense of the Action at its own expense. Licensor’s failure to notify Licensee of any Action shall not relieve Licensee from any liability which it may have to Licensor except to the extent that Licensee is actually materially prejudiced by such failure.

(b) Licensor agrees to defend, indemnify, and forever hold the Licensee, its officers, directors, shareholders, employees, agents, representatives, assigns, and successors-in-interest harmless from and against all Actions incurred as a result of third party claims of infringement arising out of Licensee’s use of the Licensed Property in accordance with the terms of this Agreement or out of the breach or alleged breach of Licensor’s representations, warranties and agreements made herein. Licensee shall notify Licensor promptly after it receives notice of any Action, and Licensor shall promptly assume Licensee’s defense at Licensor’s expense. In the event Licensor does not assume Licensee’s defense within fourteen (14) days of Licensee’s request thereof, Licensor shall be responsible for reasonable out of pocket costs expended by Licensee in connection with its defense until such time as Licensor assumes defense of the Action. Upon Licensor’s assumption of the defense, Licensee may participate in the defense of the Action at its own expense. Licensee’s failure to notify Licensor of any Action shall not relieve Licensor from any liability which it may have to Licensee except to the extent that Licensor is actually materially prejudiced by such failure.

(c) The provisions of this Section 18 shall survive termination of this Agreement.

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19. Termination.

(a) Licensor shall have the right, in its sole discretion, in addition to any and all other rights and remedies, to declare a material breach of and to terminate this Agreement effective immediately upon written notice to Licensee upon or after the occurrence of any of the following (provided no such termination shall be effective unless Licensee has been given detailed written notice of the alleged breach and, when applicable, has failed to cure within the specified number of days following receipt of such notice):

(i) Licensee fails to make timely payment of Royalties or Advance/Guarantees (as provided in the Schedule(s)) when due or fails to make timely submission of Royalty Statements when due and any such default continues uncured for at least ten (10) business days after Licensee’s receipt of notice thereof;

(ii) Licensee fails to meet [****] Minimum Net Sales [****] as provided in Schedule A;

(iii) Licensee fails to obtain or maintain insurance in the amount and of the type provided for herein and any such default continues uncured for at least fifteen (15) business days after Licensee’s receipt of notice thereof;

(iv) the Licensed Product(s) are the subject of a recall by a valid government agency;

(v) Licensee knowingly makes or attempts an assignment, sublicense or other transfer of any or all of the rights granted to Licensee herein or the delegation of any of the duties or obligations of Licensee herein except as otherwise contemplated hereby or otherwise Approved by Licensor;

(vi) any actual or attempted use, authorization or permission by Licensee to use the Properties in any manner, medium or territory not specifically granted in this Agreement or not Approved;

(vii) in the event that Licensee makes an assignment for the benefit of creditors or if the Licensee discontinues its business in the manner now conducted or a receiver is appointed for the Licensee or for the Licensee’s business and such receiver is not discharged within sixty (60) days (in such event, the parties recognize, understand and agree that the Licensed Property is not property of Licensee as a matter of applicable state and/or federal law, and Licensee, its receivers, trustees, assignees or other representatives shall have no right to sell, exploit or in any way use the Licensed Property, Licensed Product(s) or the Materials except with the special written consent and instructions of Licensor).

(viii) any other breach by Licensee of any of its obligations hereunder or its representations and warranties herein; provided, however, that Licensee shall have a period not to exceed thirty (30) days from the receipt of detailed notice by Licensor to cure the breach to Licensor’s reasonable satisfaction (unless such breach is not reasonably capable of cure within thirty (30) days in which case, the aforementioned cure period shall be appropriately extended while Licensee is continuing to seek to effectuate the cure).

(b) If this Agreement is terminated pursuant to Section 19(a), all unpaid fees, Advances, Guarantees, Royalties and/or any other payments due to Licensor in accordance with the provisions of this Agreement (excluding Advances and Guarantees for periods after the termination of this Agreement) shall be immediately due and payable to Licensor. Upon termination of this Agreement, Licensee shall comply with the provisions of Sections 21 and 22 below.

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(c) Licensee shall have the right, in its sole discretion, in addition to any and all other rights and remedies, to declare a material breach of and to terminate this Agreement upon notice to Licensor of any material breach by Licensor of any of its obligations hereunder or its representations and warranties herein; provided, however, that Licensor shall have a period not to exceed thirty (30) days from the receipt of detailed notice by Licensee to cure the breach to Licensee’s reasonable satisfaction (unless such breach is not reasonably capable of cure within thirty (30) days in which case, the aforementioned cure period shall be appropriately extended while Licensor is continuing to seek to effectuate the cure).

20. Bankruptcy and Further Assurances

(a) Bankruptcy. If Licensee files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee and any order for relief under the United States Bankruptcy Code is entered, Licensee must assume or reject this Agreement within ninety (90) days after such order for relief is entered. If Licensee does not assume this Agreement within such ninety (90) day period, Licensor may, at its sole option, terminate this Agreement effective immediately upon notice to Licensee, without further obligation or liability of Licensor under this Agreement.

(b) Further Assurances. Should Licensor at any time determine or suspect that Licensee’s financial condition may cause Licensee to be unable to adequately exploit the Licensed Products or perform any of its other obligations under this Agreement, Licensor may request, and Licensee shall provide, evidence of Licensee’s financial viability and ability to perform. Failure to provide any such evidence or to otherwise adequately persuade Licensor, in its sole but reasonable judgment, of Licensee’s ability to adequately perform its obligations under this Agreement shall be a breach of this Agreement and shall entitle Licensor to terminate this Agreement effective immediately upon notice to Licensee.

21. Effect of Termination or Expiration. Upon and after the expiration or earlier termination of this Agreement and subject to any sell-off rights permitted herein: (a) Licensee shall permanently discontinue the manufacture, distribution, sale and any other activities related to the Properties; (b) Licensee shall terminate all agreements with Manufacturers, distributors, salespeople and other persons or entities relating to the Properties; (c) all rights granted to Licensee hereunder shall immediately revert to Licensor; (d) Licensor and Licensee shall not be relieved or released from any of its obligations existing prior to the date of such termination or expiration including, without limitation, for Licensee, the payment of all fees, Advances, Guarantees, Royalties and/or any other payments due hereunder; (e) Licensee shall comply with the provisions of Section 22 below; and (f) Licensor’s and Licensee’s representations, warranties and indemnity obligations hereunder shall survive expiration or termination.

22. Inventory, Sell-Off and Destruction.

(a) Inventory. Licensee shall furnish to Licensor, promptly upon expiration of the Term or earlier termination of this Agreement, a statement certified by an authorized representative of Licensee showing the number and description of the Licensed Product(s) and/or Advertising and Promotion materials on-hand held for Licensee’s inventory or in process of manufacture (collectively, “Inventory”), specifying the quantity, type, class, category, “sku” number and condition of all items of the Inventory (“Inventory Statement”).

(b) Sell-Off. In the event this Agreement expires at the end of the Term without being terminated by Licensor [****], then Licensee shall have the right to sell the remaining Licensed Product(s) within the Territory for a period following expiration of the Term as set forth on Schedule A (“Sell-Off Period”), provided that: (i) the provisions of this Agreement, including those concerning the payment of Royalties, shall remain in full force and effect during the Sell-Off Period; (ii) promptly upon the expiration of the Sell-Off Period, Licensee shall furnish to Licensor a final Inventory Statement; and (iii) Licensee shall not manufacture any additional quantities of Licensed Product(s) during the Sell-Off Period, except that Licensee may complete any work then in process. Licensee’s right of sell-off shall terminate automatically if Licensee (or its Manufacturer(s)) breaches any term, condition, obligation, representation or warranty herein during the Sell-Off Period. Notwithstanding the foregoing, Licensor shall have the option exercisable by written notice within ten (10) business days of receiving the Inventory Statement, to purchase the Inventory in lieu of a Sell-Off Period at Licensee’s lowest published wholesale price and no Royalty shall be payable in respect of the purchased Inventory.

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(c) Destruction and Surrender. Upon termination or expiration of the Term or the Sell-Off Period as applicable, Licensee shall, as directed by Licensor, either: (i) donate the Inventory to a non-profit charitable organization selected by Licensor (and Licensee shall be permitted to obtain any tax benefit attributable to or allowed in connection with such donation); (ii) destroy such Inventory; or (iii) sell to Licensor all of the Inventory which Licensor has ordered not destroyed at cost. Upon the expiration or earlier termination of this Agreement, Licensee shall, as directed by Licensor, either destroy the Materials or deliver to Licensor any of the Materials which Licensor has ordered not destroyed at Licensee’s sole cost. Following the destruction and/or delivery to Licensor of the Inventory and Materials, Licensee shall submit, within thirty (30) days, a statement certified by an authorized representative of Licensee attesting to and detailing the destruction and/or delivery of such Inventory or Materials.

(d) [****].

23. Inspection. At all reasonable times and upon reasonable notice, Licensor shall have the right to enter and inspect all premises and facilities of Licensee and its Manufacturers in order to:

(a) ensure that the manufacture, labeling, Packaging, Advertising and Promotion and distribution of Licensed Product(s) comply with Licensee’s obligations hereunder; and (b) to take a physical inventory to verify the any Inventory Statement and/or condition of the Inventory, including disposition or destruction of the same. Refusal by Licensee to submit to such physical inventory shall cause Licensee to forfeit any opportunity it may otherwise have to sell off such Inventory as provided herein. Any such inspection by or on behalf of Licensor shall be conducted in a manner which minimizes interference with Licensee’s or the Manufacturers’ normal, day-to-day business activities. [****].

24. No Offset. Licensee shall have no right to offset any amounts owing or allegedly owing to Licensee from Licensor from amounts otherwise payable by Licensee hereunder.

25. Remedies. Except as otherwise expressly provided herein, no remedy granted to either party herein shall be exclusive of any other remedy, and each remedy shall be cumulative with every other remedy herein or now or hereafter existing at law, in equity, by statute or otherwise. Licensee acknowledges that any breach by Licensee shall cause Licensor irreparable harm for which there is no adequate remedy at law and, in the event of such breach, Licensor shall be entitled to seek injunctive or other equitable relief. Licensee shall not enjoin, restrain or interfere with Licensor’s exploitation of its rights in the Properties or any other right of Licensor whatsoever in accordance with the terms and restrictions of this Agreement. Licensee agrees to limit its claims for relief in the event of a breach by Licensor of this Agreement to claims against Licensor.

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26. Limitation on Liability. Subject to the indemnification provisions herein, the parties agree in no event shall either party be liable to the other party for any special, incidental, consequential, exemplary or punitive damages, or any claim for loss or profits, lost business or lost business opportunities, even if the other party has been advised of the possibility of such damages.

27. No Assignment or Sublicensing. Licensee shall not assign or attempt to assign, transfer, sublicense, mortgage or otherwise encumber this Agreement or any of the rights granted to it hereunder except as otherwise Approved by Licensor. Any purported sublicense or assignment by Licensee of any rights granted herein shall be null and void and shall constitute a breach of this Agreement.

28. Notices. Any notice or other communication required or permitted to be given (other than Royalty Statements and Royalty payments) shall be in writing addressed to the respective party at the address set forth below and may be personally served or sent by overnight courier or by registered or certified mail, postage prepaid, return receipt requested and shall be deemed given:

(a) if served in person, when served; (b) if by overnight courier, on the day received; or (c) if by certified or registered mail, on the day received.

If to Licensor:

Rhino Entertainment LLC,

A Warner Music Group Company [****]

[****]

Attn: [****]

If to Licensee:

Agassi Sports Licensing LLC

1120 N. Town Center Drive, Suite 160

Las Vegas, NV 89114

Attn: [****]

Email: [****]

Phone: [****]

With a courtesy copy to:

Menin & Associates

119 Fifth Avenue, 3d Floor

New York, New York 10003

Attn: [****]

Email: [****]

29. Confidentiality.

(a) Neither party may disclose to a third party or use any confidential or proprietary information received from the other party whether or not identified in writing as being confidential or belonging to a third party (e.g., GDP in the case of Licensor or a Manufacturer in the case of Licensee), including but not limited to financial and sales data, marketing plans, royalty rates and fees or product development ideas (“Confidential Information”), unless expressly authorized by this Agreement or by the other party in writing, except as may be required by Licensee in the exercise of the rights granted herein and the performance of its obligations hereunder. Each party shall take all reasonable steps to minimize the risk of disclosure of such Confidential Information, including without limitation ensuring that only employees, representative or agents whose duties require them to possess such information or materials have access thereto, exercising at least the same degree of care that such party uses for such party’s own confidential information, and providing proper and secure storage for the information.

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(b) The obligations under Section 29(a) shall not apply to any information obtained by the party receiving the same (the “Receiving Party”) that would otherwise constitute Confidential Information but which: (i) was already known to the Receiving Party prior to its relationship with the other party (the “Disclosing Party”), as established by the Receiving Party’s written records; (ii) becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement; (iii) is furnished to the Receiving Party by a third party who is not known by the Receiving Party to be bound by an obligation of confidentiality with respect to such information and who is lawfully in possession of, and who lawfully conveys, such information; (iv) is subsequently developed by the Receiving Party independently of the information and/or materials received from the Disclosing Party, as established by the Receiving Party’s written records; or (v) is ordered to be disclosed by a court of competent jurisdiction or through judicial process. For purposes of this definition the terms “Disclosing Party” and “Receiving Party” shall be deemed to include such party’s principals, officers, directors, employees, shareholders, agents, representatives, successors and assigns and each person or entity that directly or indirectly through one of more intermediaries, controls, is controlled by or is under common control with such party (and in the case of Licensor, shall include GDP and its representatives). If the Receiving Party becomes legally compelled by order of a court or other competent governmental agency, or by applicable law or judicial process to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order, and the Receiving Party shall cooperate reasonably in seeking such protective order. If no such protective order or other remedy is obtained, the Receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information which it is advised by counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

30. Governing Law; Jurisdiction and Venue. This Agreement, and its validity, construction and effect, shall be governed by and enforced in accordance with the laws of the State of California, United States of America (i.e., without reference to the conflicts of laws provisions thereof) applicable to contracts entered into and to be wholly performed therein. The parties agree that any action, suit or proceeding based upon any matter, claim or controversy arising hereunder or relating hereto shall be brought solely in the state or federal court empowered to enforce this Agreement located in the County of Los Angeles, State of California. The parties hereto irrevocably waive any objection to the venue of the above-mentioned courts, including any claim that such action, suit or proceeding has been brought in an inconvenient forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods permitted by law, be served upon Licensee or Licensor by delivering or mailing the same in accordance with Section 28 above.

31. Waiver, Modification and Amendment. No modification, amendment or waiver of any of the provisions contained in this Agreement, shall be binding upon any party unless made in writing and signed by a duly authorized representative or agent of such party. The failure by either party to enforce, or the delay by either party in enforcing, any of said party’s rights under this Agreement shall not be construed as a continuing waiver of such rights. A waiver by either party of a default in one or more instances shall not be construed as a waiver in other instances.

32. No Joint Venture. This Agreement does not constitute and shall not be construed to constitute an agency, a partnership or a joint venture between Licensor and Licensee. Neither Licensee nor Licensor shall have the right to obligate or to bind the other, or its parent, subsidiaries, affiliates or related companies, in any manner whatsoever.

33. Additional Documents. Upon Licensor’s request, Licensee shall promptly execute and deliver to Licensor, such further documents and instruments, satisfactory to Licensor to confirm and effectuate the terms and conditions of this Agreement, and, in the event that Licensee fails or is unable to execute any such documents or instruments, Licensee appoints Licensor its attorney-in- fact with the full right and authority to execute and deliver the same, which such appointment shall be deemed a power coupled with an interest.

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34. Force Majeure. No party shall be liable or responsible to the other party, or be deemed to have defaulted hereunder for any failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from acts beyond the impacted party’s reasonable control, including without limitation, the following (each, a “Force Majeure Event”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), (d) terrorist, threats or acts, riots or other civil unrest; (e ) government order or law (f) actions, embargoes or blockades, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) epidemic, pandemic or similar global outbreak, and (j) other similar events beyond the reasonable control of the impacted party. In the event of a Force Majeure Event, the Term hereof shall be deemed suspended, and a period equal to the duration of the Force Majeure Event shall be added to the end of the then-current contract period; provided that, nothing in this provision shall affect Licensee’s obligation to make previously owed payments, or to aggregate Royalties for sales which nonetheless occur during the period of force majeure, and the provisions regarding Guarantees and Minimum Net Sales shall remain unaffected. Notwithstanding the foregoing, if the duration of a Force Majeure Event extends beyond six (6) months, either party shall have the right to terminate the Agreement upon written notice to the other.

35. Severability. If any term or provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal, unenforceable, inoperative or otherwise ineffective, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable; provided, however, that if any term or provision of this Agreement pertaining to the payment of monies to Licensor shall be declared invalid, illegal, unenforceable, inoperative or otherwise ineffective, Licensor shall have the right to terminate this Agreement as provided herein.

36. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that this agreement and signature pages may be transmitted between them by fax, electronic mail, or other electronic transmission method, and that signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and

Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.

37. Section Headings. Section headings are for ease of reference only and shall not have any effect upon the construction of this Agreement or any of the terms or provisions hereof.

38. Entire Agreement. This Agreement, together with Schedule A and all such additional attachments as are added hereto, constitutes a single, integrated written contract expressing the entire agreement of the parties concerning the subject matter hereof. All prior agreements, discussions and negotiations, written or oral are entirely superseded by this Agreement.

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IN WITNESS WHEREOF, each party has executed this Agreement as of the Effective Date.

RHINO ENTERTAINMENT LLC		AGASSI SPORTS LICENSING LLC
A Warner Music Group Company

By	Mark Pinkus	By	/s/ Ron Boreta
	An authorized representative		An authorized representative

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Schedule A

1.	Licensed Property:	Grateful Dead Brand trademarks (including the GRATEFUL DEAD word mark), indicia and artwork owned or controlled by Licensor and furnished and approved by Licensor for Licensee’s use hereunder.

2.	Licensed Product(s):	The Licensed Products are limited to the following:

Pickleball and Padel Equipment and Accessories, specifically Paddles (basic and premium), Pickleball and Padel Sets (basic and premium), Custom Paddle Covers, Tie-Dye Balls, Pickleball and Padel Bags, Grips and Grip Tape, Roll-out Pickleball and Padel Courts, and Pickleball and Padel Nets

Pickleball and Padel Apparel, including Bucket Hats, Caps, Visors, Beanies, Wrist Bands, Socks, and T-shirts (with additional items subject to Approval); and

Hydration, specifically Water Bottles and Tumblers.

The Licensed Products may be co-branded with the AGASSI logo as mutually agreed by the parties. Licensee must obtain Approval with respect to each design for use on each particular Licensed Product.

[****]

3.	Term/Years:	Effective Date through June 30, 2030, with Years as follows:

Year 1: [****]

Year 2: [****]

Year 3: [****]

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[****]

[****]

[****]

4.	Territory:	Worldwide (excluding countries or territories subject to comprehensive economic sanctions)

5.	Sell-Off Period:	[****]

6.	Channels of Distribution:	Licensee may sell Licensed Products solely in the following Channels of Distribution in the applicable Territory:

D2C Sales: Licensee’s E-Commerce Site (TBD), Social Media Stores, AGASSI-branded Application, Festivals, Pickleball/Other Raquet Sports Events

Wholesale Sales: Department Stores, Mid-Tier Stores, Online and E-Tailers, Sporting Goods Stores, Music/Entertainment Retailers, Festivals, Pickleball/Other Raquet Sports Events, Off-Price Stores (as Approved on a case-by-case basis)*

[****]

7.	Royalty:	D2C Sales and Wholesale Sales: [****] of Net Sales

8.	Advance/Guarantee:	[****] Guarantee, payable as follows:

[****] Year 1: Guarantee, with [****] payable as an Advance

upon full execution of the Agreement

[****] Year 2: Guarantee, with [****] payable in full as an

Advance on or before [****]

[****] Year 3: Guarantee, with [****] payable in full as an

Advance on or before [****]

For the Renewal Term (if any):

[****]: Guarantee, with [****] payable in full as an

Advance on or before [****]

[****] Guarantee, with [****] payable in full as an

Advance on or before [****]

The Advance payments hereunder shall be recoupable from Royalties and are nonrefundable. Licensee agrees that Royalties may only be credited to the Guarantee for the Year in which such Royalties were earned. Royalties earned during any Year which are in excess of the Guarantee payments for the applicable Year may not be credited towards another Year, either to recoup any portion of an unrecouped Advance or unearned Guarantee payment paid in a prior Year, or as an offset against Guarantee payments due in a subsequent Year.

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9.	CMFC:	[****]

10.	Advertising Spend:	[****] of Net Sales

[****]

11.	Minimum Net Sales:	Year 1: [****]

Year 2: [****]

Year 3: [****]

For the Renewal Term (if any):

[****]

[****]

12.	Initial Marketing Date:	The Initial Marketing Date for the Licensed Products to be marketed through the applicable Channels of Distribution in the Territory shall be no later than May 1, 2027.

13.	Initial Shipment Date:	The Initial Shipment Date for the Licensed Products to be available through the applicable Channels of Distribution in the Territory shall be no later than July 1, 2027.

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